Exhibit 10.17

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into between Allovir, Inc., a Delaware corporation (“Company”) and Ercem Atillasoy (“Employee”).  This Agreement is effective as of the later of (i) the date the Agreement becomes fully executed by the parties; or (ii) ten (10) business days after the Company provides Employee with the Restrictive Covenants Agreement (as defined below) (the “Effective Date”).

For good and valuable consideration, the receipt of which is hereby confirmed, the Company and Employee agree as follows:

1.Position and Duties.  The Company will employ Employee as the Chief Regulatory & Safety Officer of the Company.  Employee will report to the Chief Executive Officer of the Company (the “CEO”) and will render such business and professional services in the performance of his duties, consistent with Employee’s position, as shall reasonably be assigned to him by the CEO or the Company’s Board of Directors (the “Board”).

2.Service to the Company.  Except as otherwise specified herein, Employee will be expected to devote his full working time and attention to the business of the Company, and will not render services to any other business without the prior approval of the Board or, directly or indirectly, engage or participate in any business that is competitive in any manner with the business of the Company.  The Company acknowledges that Employee is a party to a consulting agreement (the “Consulting Agreement”) with ElevateBio Management, Inc., (“ElevateBio”) and will devote a portion of his working time to ElevateBio and its subsidiaries and affiliates.  Employee will also be expected to comply with and be bound by the Company’s operating policies, procedures and practices that are from time to time in effect during the term of his employment and are provided to Employee.

3.At-Will Employment.  Employee and the Company understand and acknowledge that Employee’s employment with the Company constitutes “at-will” employment, and the employment relationship may, subject to the provisions of this Agreement and the Consulting Agreement, be terminated at any time, with or without cause and with or without notice.

4.Compensation and Benefits.

4.1Base Salary.  The Company shall pay the Employee an annual base salary of $380,000 (as adjusted from time to time in accordance with the terms hereof, the “Base Salary”), payable in accordance with the Company’s normal payroll practices.  The Company shall periodically review (at least annually) Employee’s Base Salary, provided that any changes thereto shall be determined by the Company in its sole and absolute discretion.

4.2Corporate Objectives Bonus.  Employee will be eligible to receive an annual cash bonus with a target bonus opportunity of 35% of Employee’s then current Base Salary (the “Target Annual Bonus”), upon the achievement of annual corporate performance goals determined by the Board. The Board, at its sole discretion, may increase Employee’s Annual Bonus or award an additional bonus to the Employee for extraordinary service to the Company. Employee shall be eligible to receive a bonus covering the full calendar year 2020.  To receive payment of any bonus Employee must be employed by the Company at the time bonuses are paid.

ACTIVE/106737552.1

4.3Employee Benefits.  Employee shall be eligible to participate in all employee benefit plans and arrangements, including, but not limited to, medical, dental, vision and long-term disability insurance benefits and arrangements, as are made available by the Company to its other senior executives, subject to the terms and conditions thereof.

4.4Vacation.  Employee will be entitled to paid vacation (in addition to Company holidays) pursuant to the terms of the Company’s vacation policy as may exist from time to time.

5.Equity Matters.

5.1All equity awards Employee may be eligible to receive from the Company shall be governed by the terms of such awards’ applicable restrictive stock agreements and plan documents, including, but not limited to, the 2020 AlloVir  Stock Plan, (collectively, and as any may be amended, the “Equity Documents”).

5.2Subject to the approval of the Board of Directors of the Company, the Company will grant Employee the following equity:  options equivalent to 0.65% of the outstanding shares of the Company as of the date of the Company’s Initial Public Offering (“IPO”), including shares offered in the IPO, and 75,000 Restricted Stock Units under the Company’s Equity Incentive Plan (the “Plan”).  The strike price of each option will be determined by the Board of Directors and shall be either the IPO price reflected in the Company’s Prospectus or, in the event an IPO has not occurred by August 31, 2020, the fair market value of the Company on or about August 31, 2020 (the date upon which the options shall be issued).  This equity grant will be evidenced in writing by, and subject to the terms of the Plan and a Grant Agreement provided by the Company and will vest in accordance with the terms of the Plan.  In the event that there is a Sale Event (as defined the Plan) during the period of Employee’s employment then all unvested equity awards held by Employee at the time of such Sale Event shall accelerate in vesting and, as applicable, become fully vested and exercisable and all stock options will remain exercisable thereafter in accordance with the terms of the applicable award agreement.  Equity awards are also subject to accelerated vesting pursuant to the terms of Section 9 of this Agreement.

6.Expenses.  The Company will, in accordance with applicable Company policies and guidelines, reimburse Employee for all reasonable and necessary expenses incurred by Employee in connection with his performance of services on behalf of the Company.

7.Inventions and Proprietary Information, Non-Competition.  In exchange for the consideration described in this agreement, among other things, which Employee acknowledges and agrees is fair and reasonable consideration, Employee agrees to the terms of the Restrictive Covenants Agreement attached to this Agreement as Exhibit A (the “Restrictive Covenants Agreement”), which is hereby incorporated by reference into this Agreement.  Employee acknowledges and understands that he has been advised by the Company that he has the right to consult with counsel prior to signing the Restrictive Covenants Agreement.  Employee further acknowledges and agrees that Employee received the Restrictive Covenants Agreement at least ten (10) business days before the Restrictive Covenants Agreement is to become effective.

ACTIVE/106737552.1

8.Definitions.

8.1Cause.  For purposes of this Agreement, “Cause” means the occurrence of any of the following after the Effective Date (i) Employee’s persistent failure to carry out any lawful duties of Employee or any lawful directions of the CEO reasonably consistent with Employee’s duties; provided, however, that Employee has been given reasonable notice of the specific failure and an opportunity to correct such failure within ten (10) business days from the date of the notice; (ii) Employee’s conviction of or plea of nolo contendere to a felony, which has had or will have a detrimental effect on the Company’s reputation or business, (iii) Employee engaging in an act of gross negligence or willful misconduct in the performance of his employment obligations and duties, (iv) Employee’s commission of an act of fraud against the Company or willful misappropriation of property belonging to the Company; (v) Employee engaging in any other willful misconduct that has caused or will cause material harm to the Company’s reputation or business; or (vi) Employee’s material breach of the Restrictive Covenants Agreement or the Prior Exhibits.  No act or failure to act will be considered “willful” unless Employee has acted, or failed to act, with a lack of good faith and with a lack of reasonable belief that Employee’s action or failure to act was in the best interest of the Company or any of its affiliates.

8.2Disability.  For purposes of this Agreement “Disability” shall have that meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

8.3Good Reason.  For purposes of this Agreement, “Good Reason” means any of the following actions that have been taken by the Company without Employee’s written consent, provided that (a) the Company receives, within thirty (30) days following Employee’s knowledge of the occurrence of any of the conditions or events set forth in clauses (i) through (v) below, written notice from Employee specifying the specific basis for Employee’s belief that Employee is entitled to terminate employment for Good Reason, (b) the Company fails to cure the condition or event constituting Good Reason within thirty (30) days after receipt of such written notice thereof, and (c) Employee terminates employment within thirty (30) days following expiration of such cure period:

(i)A material diminution in Employee’s responsibilities, authority, or duties;

(ii)A material diminution in Employee’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company;

(iii)A material change in the geographic location at which Employee provides services to the Company, such that there is an increase of at least one hundred (100) miles of driving distance to such location from the Executive’s principal place of residence as of such change; or,

(iv)A material breach of this Agreement by the Company.

9.Effect of Separation from Service.  For purposes of this Agreement, no payment will be made to Employee upon termination of Employee’s employment unless such termination constitutes a “separation from service” within the meaning of Section 409A of the Code, and Section 1.409A-1(h) of the regulations promulgated thereunder.

ACTIVE/106737552.1

9.1Separation for Cause, Death, Disability or Voluntary Separation from Service.  In the event of Employee’s separation from service from the Company for Cause or in the event of Employee’s death, Disability or voluntary separation from service at any time and for any reason, Employee or his estate will be paid only (i) any earned but unpaid Base Salary, (ii) other unpaid vested amounts or benefits under the compensation, incentive and benefit plans of the Company in which Employee participates (including accrued vacation earned through his separation from service), and (iii) reimbursement for all reasonable and necessary expenses incurred by Employee in connection with his performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such separation from service (the “Accrued Compensation”).  In the event of Employee’s death or Disability, any unvested stock option held by Employee shall be accelerated in vesting in an amount equal to (i) twenty five percent (25%) plus (ii) five percent (5%) for each year of service to the Company of the total number of shares covered by the option.  Employee or his estate will be allowed to exercise his vested stock options to purchase the Company’s common stock, if any, during the time period set forth in, and in accordance with, the Company’s applicable Equity Incentive Plan and governing stock option agreements.

9.2Separation from Service without Cause or for Good Reason.  In the event of Employee’s separation from service from the Company without Cause or for Good Reason, and provided that Employee delivers to the Company a signed separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities, a reaffirmation of all of the Employee’s Continuing Obligations (as defined below), and, in the Company’s sole discretion, a one-year post-employment non-competition restriction in a form substantially similar to the Non-Competition Restriction (as defined in the Restrictive Covenants Agreement attached hereto as Exhibit A) (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming irrevocable all within sixty (60) days following Employee’s separation from service (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven (7) business day revocation period, then, in addition to the Accrued Compensation, Employee shall be entitled to the following:

(i)A lump sum payment equal to twelve (12) months (the “Severance Period”) of the Employee's then current Base Salary payable on the sixty-first (61st) day following the date of Employee’s separation from service;

(ii)A lump sum payment for Target Annual Bonus payable on the sixty-first (61st) day following the date of Employee’s separation from service (collectively, with the payment provided for in Section 9.2(i), the “Severance Amount”);

(iii) Notwithstanding in the foregoing, in the event Employee is entitled to any payments pursuant to the Restrictive Covenants Agreement, the Severance Amount will be reduced by the amount Employee is paid pursuant to the Restrictive Covenants Agreement;

(iv)Provided Employee timely elects to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), reimbursement for any monthly COBRA premium payments made by Employee for Employee and his eligible dependents until the earliest of  (a) the expiration of the Severance Period; (b)

ACTIVE/106737552.1

Employee’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (c) the cessation of Employee’s continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to Employee for the time period specified above.  Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates.  For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA; and,

(v)Notwithstanding the provisions of Section 5, all unvested and earned equity awards held by Employee at the time of such separation from service shall accelerate in vesting and, as applicable, become fully exercisable and all stock options will remain exercisable thereafter in accordance with the terms of the applicable award agreement.

9.3Parachute Payments.  In the event that any payments or benefits provided for in this Agreement or otherwise payable to Employee (collectively, the “Payments”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then the Payments shall be payable either (i) in full, or (ii) as to such lesser amount which would result in no portion of the Payments being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of Payments, notwithstanding  that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.   Any reduction to the Payments required under this Section shall be made by the Company in its reasonable discretion in the following order and in a manner intended to comply with Section 409A of the Code (as determined by the Company):  (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) hereof will be next reduced pro-rata.  Any reductions made pursuant to each of clauses (i)-(v) of the immediately preceding sentence will be made in the following manner: first, a pro-rata reduction of cash payment and payments and benefits due in respect of any equity not subject to Section 409A of the Code, and second, a pro-rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A of the Code as deferred compensation.  Unless the Company and Employee otherwise agree in writing, any determinations required under this Section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose

ACTIVE/106737552.1

determinations shall be conclusive and binding upon Employee and the Company for all purposes.  The Company shall cause the Accountants to provide its determinations and any supporting calculations with respect to Employee to the Company and Employee.  For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

10.Miscellaneous.

10.1Arbitration.  Employee and the Company agree to submit to mandatory binding arbitration, in Boston, Massachusetts, any and all claims arising out of or related to this Agreement and Employee’s employment with the Company and the termination thereof, except that each party may, at its or his option, seek injunctive relief in court related to the improper use, disclosure or misappropriation of a party’s proprietary, confidential or trade secret information.  EMPLOYEE AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS.  This Agreement to arbitrate does not restrict Employee’s right to file administrative claims Employee may bring before any government agency where, as a matter of law, the parties may not restrict Employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor).  However, Employee and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.  The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

10.2Indemnification.  The Company shall indemnify Employee with respect to activities in connection with his employment hereunder to the fullest extent provided in the Company’s bylaws.  Employee will be named as an insured on the director and officer liability insurance policy currently maintained, or as may be maintained by the Company from time to time, and, in addition, Employee will enter into the form of indemnification agreement provided to other similarly situated executive officers and directors of the Company.

10.3Section 409A.  To the extent (i) any payments or benefits to which Employee becomes entitled under this Agreement, or under any agreement or plan referenced herein, in connection with Employee’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Employee is deemed at the time of such termination of employment to be a “specified employee” under Section 409A of the Code, then such payments shall not be made or commence until the earliest of (a) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” (as such term is at the time defined in Treasury Regulations under Section 409A of the Code) from the Company; or (b) the date of Employee’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax

ACTIVE/106737552.1

treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Employee or Employee’s beneficiary in one lump sum (without interest).  Any termination of Employee’s employment is intended to constitute a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1.  It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i).  It is further intended that payments hereunder satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”).  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

10.4Severability.  If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent of its invalidity or unenforceability and agree that all other provisions in this Agreement shall continue in full force and effect.

10.5No Waiver.  The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter.  The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself.  No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

10.6Assignment.  This Agreement and all rights hereunder are personal to Employee and may not be transferred or assigned by Employee at any time.  The Company may assign its rights, together with its obligations hereunder, to any purchaser of all or substantially all of its business and assets, provided, however, that any such assignee assumes the Company’s obligations hereunder.

10.7Withholding.  All sums payable to Employee hereunder shall be in United States Dollars and shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

ACTIVE/106737552.1

10.8Continuing Obligations.  For purposes of this Agreement, the obligations that arise in the Restrictive Covenants Agreement, the Prior Exhibits, the Equity Documents, and any other agreement relating to confidentiality, assignment of inventions, or other restrictive covenants shall collectively be referred to as the “Continuing Obligations.”

10.9Amendment.  The parties understand and agree that this Agreement may not be amended, modified or waived, in whole or in part, except in a writing executed by Employee and the Company.

10.10Notices.  All notices, if any, and all other communications, if any, required or permitted under this Agreement shall be in writing and hand delivered, sent via facsimile, sent by registered first class mail, postage pre-paid, or sent by nationally recognized express courier service.  Such notices and other communications shall be effective upon receipt if hand delivered or sent via facsimile, five (5) days after mailing if sent by mail, and one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party shall notify the other parties:

If to the Company:	Allovir, Inc. 139 Main St., Suite 500 Cambridge, MA 02142 Attention: General Counsel
If to Employee:	The last address on file in the Company’s records.

10.11Binding Nature.  This Agreement shall be binding upon, and inure to the benefit of, the successors and personal representatives of the respective parties hereto.

10.12Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

10.13Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws.

10.14Attorneys’ Fees.  In the event of any claim, demand or suit arising out of or with respect to this Agreement, the prevailing party shall be entitled to reasonable costs and attorneys’ fees, including any such costs and fees upon appeal.

10.15Entire Agreement.  This Agreement (and the exhibit(s) hereto, including but not limited to the Restrictive Covenants Agreement) together with the Equity Documents, as amended, and the Prior Exhibits (and any exhibits and/or attachments thereto) constitute the entire and only agreement and understanding between the parties relating to Employee’s employment with Company.   Subject to the foregoing, this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect to Employee’s employment.

ACTIVE/106737552.1

IN WITNESS WHEREOF, the Company and Employee have executed this Amended and Restated Executive Employment Agreement as of the date first above written.

ALLOVIR, INC.	Ercem Atillasoy

/s/ David Hallal	/s/ Ercem Atillasoy

Print Name:	David Hallal	Print Name:	Ercem Atillasoy

Title:	Chief Executive Officer	Address:

Date:	7/14/2020	Date:	7/14/2020

ACTIVE/106737552.1

EXHIBIT A

EMPLOYEE RESTRICTIVE COVENANTS AGREEMENT

ACTIVE/106737552.1

EMPLOYEE RESTRICTIVE COVENANTS AGREEMENT

In exchange for consideration which Employee (as defined below) acknowledges and agrees is fair and reasonable, Ercem Atillasoy (“Employee”) and Allovir, Inc., on behald of itself and its subsidiaries, affiliates, successors or assigns (together the “Company”), enter into this Restrictive Covenants Agreement (this “Agreement”), and hereby agree to the following:

1.	Proprietary Information.

(a)Company Information.  Employee agrees at all times during the term of Employee’s employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Proprietary Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company.  Employee understands that “Proprietary Information” means any non-public information regarding or relating to the Company or its products including:  (1) the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company's products or services and markets therefore; (2) research, clinical or other trials, developments, inventions, processes, formulas, technology, designs, drawings, engineering, software, hardware configuration information, marketing, finances or other business information; (3) customer lists and customers (including, but not limited to, customers of the Company on whom Employee called or with whom Employee became acquainted during the term of Employee’s employment); (4) the identity, skills and compensation of employees, consultants, or contractors; (5) policies and procedures of the Company; (6) anything related to Company Inventions (as defined herein); and (7) Third Party Information (as defined herein).  Employee further understands that Proprietary Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of the Employee or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, notwithstanding the foregoing, Employee shall not be prohibited from disclosing Proprietary Information to a government agency as a whistleblower.

(b)Third Party Information. Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes ("Third Party Information").  Employee agrees to hold all Third Party Information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for the Company consistent with the Company's agreement with such third party.

1

ACTIVE/106737552.1

2.	Inventions.

(a)Inventions Retained and Licensed.  Employee has attached hereto, as Exhibit 1, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to Employee’s employment with the Company (collectively referred to as “Prior Inventions”), which belong to Employee, which relate to the Company's proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, Employee represents that there are no such Prior Inventions.  If in the course of Employee’s employment with the Company, Employee incorporates into a Company product, process or service a Prior Invention owned by Employee or in which Employee has an interest, Employee hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

(b)Assignment of Inventions.  Employee agrees that Employee will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign (or, for future inventions, agree to assign) to the Company, or its designee, all Employee’s right, title, and interest in and to any and all inventions, original works of authorship, writings, developments, concepts, improvements, designs, discoveries, ideas, processes, formulas, data, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Employee may solely or jointly conceive or develop or reduce to practice within the scope of Employee’s  employment, or cause to be conceived or developed or reduced to practice, during the period of time Employee is employed by the Company (collectively referred to as “Inventions”), except as provided in Section 2(f) below.   Employee agrees that Company will exclusively own all work product that is made by Employee (solely or jointly with others) within the scope of Employee’s employment.   Employee further acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of and during the period of Employee’s employment with the Company and which are protectable by copyright are "works made for hire," as that term is defined in the United States Copyright Act.  Employee understands and agrees that the decision whether or not to commercialize or market any Invention developed by Employee solely or jointly with others is within the Company's sole discretion and for the Company's sole benefit and that no royalty will be due to Employee as a result of the Company's efforts to commercialize or market any such Invention.  Employee acknowledges and agrees that nothing in this Agreement shall be deemed to grant, by implication, estoppel or otherwise, a license from the Company to me to make, use, license, or transfer in any way an existing or future Invention.

(c)Inventions Assigned to the United States.  Employee agrees to assign to the United States government all Employee’s right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

2

ACTIVE/106737552.1

(d)Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Inventions made by Employee (solely or jointly with others) during the term of Employee’s employment with the Company.  The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company.  The records will be available to and remain the sole property of the Company at all times.

(e)Patent and Copyright Registrations.  Employee agrees to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Employee further agrees that Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.  If the Company is unable because of Employee’s mental or physical incapacity or for any other reason to secure Employee’s signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee’s agent and attorney in fact, to act for and in Employee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Employee.

(f)Exceptions.  This Agreement does not obligate Employee to assign to the Company any Invention that, in the sole judgment of the Company, reasonably exercised, is developed entirely on my own time and does not relate to the business efforts or research and development efforts in which, during the period of my employment, the Company actually is engaged or reasonably would be engaged, and does not result from the use of premises or equipment owned or leased by the Company.  However, Employee will also promptly disclose to the Company any such Inventions for the purpose of determining whether they qualify for such exclusion.  Employee understands that to the extent this Agreement is required to be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 2 will be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes.

3.

Former Employer Information.  Employee agrees that Employee will not, during Employee’s employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that Employee will not bring onto the premises of the Company any unpublished document or

3

ACTIVE/106737552.1

proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.  Employee further agrees that Employee will not incorporate into any Invention any Proprietary Information or trade secrets of any former employer or other person or entity.

4.

Conflicting Employment.  Subject to the forgoing, Employee agrees that, during the term of Employee’s employment with the Company, Employee will not engage in any other employment, occupation or consulting directly related to the Company’s business, nor will Employee engage in any other activities that conflict with Employee’s obligations to the Company.

5.	Non-Competition.

(a)In order to protect the Company’s Proprietary Information and goodwill, during Employee’s employment and for a period of (i) one (1) year following the date of the cessation of Employee’s employment with the Company (the “Last Date of Employment”) or such shorter period as the Company designates in writing to Employee (which designation must be made no later than the date any waiver must be made under Section 5(b)(iii)), or (ii) two (2) years following the Last Date of Employment if Employee breaches his fiduciary duty to the Company or if Employee has unlawfully taken, physically or electronically, property belonging to the Company (in either case, the “Restricted Period”), Employee shall not directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, anywhere in the world, engage or otherwise participate in any business that develops, manufactures or markets any products, performs any services, or conducts any research focused on using T-cell therapy to address viruses or virus-related diseases (the “Noncompetition Restriction”).

(b)Notwithstanding the foregoing, the Noncompetition Restrictions shall not apply: (i) if the Company terminates Employee’s employment without “cause” (within the meaning of Mass. Gen. Laws Chapter 149, Sec 24L (c)); (ii) if the Employee has been laid off by the Company; (iii) if the Company waives the Noncompetition Restriction; or (iv) to Employee’s activities on behalf of ElevateBio Management, Inc., or its subsidiaries and affiliates.

(c)In the event that the Non-Competition Restriction applies to Employee, the Company shall make garden leave payments to Employee for the post-employment portion of the Restricted Period (but for not more than 12 months following the end of Employee’s employment) at the rate of 50% of the highest annualized base salary paid to Employee by the Company within the two-year period preceding the last day of Employee’s employment (the “Garden Leave Pay”).  Employee acknowledges and agrees that the Garden Leave Pay is consideration mutually agreed upon by the Company and Employee, and in exchange for Employee’s agreement to the Noncompetition Restriction.  Employee further acknowledges and agrees that any Garden Leave Pay he receives pursuant to this Agreement shall reduce (and shall not be in addition to) any severance or separation pay that Employee is otherwise entitled to receive from the Company pursuant to any agreement, plan or otherwise.

4

ACTIVE/106737552.1

(c)Employee acknowledges that this covenant in this Section 5 is necessary because the Company’s legitimate business interests cannot be adequately protected solely by the other covenants in this Agreement.

6.

Returning Company Documents.  Employee agrees that, at the time of leaving the Company, Employee will promptly deliver to the Company (and will not keep on a computer or otherwise in Employee’s possession, recreate or deliver to anyone else) any and all documents, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, devices, equipment, other property, or reproductions of any aforementioned items developed by Employee pursuant to Employee’s employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to paragraph 2(d).  In the event of the termination of Employee’s employment, Employee agrees to sign and deliver the "Termination Certification" attached hereto as Exhibit 2.

7.

Representations.  Employee agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement.  Employee represents that Employee’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to Employee’s employment by the Company.  Employee hereby represents and warrants that Employee has not entered into, and Employee will not enter into, any oral or written agreement in conflict herewith.

8.

Restrictions on Solicitation. During any period in which Employee renders consulting services to the Company and for a period of twelve (12) months thereafter, Employee shall not recruit or otherwise solicit, entice, induce or divert, or attempt to solicit, entice,  induce or divert, any employees or customers of the Company, or any of its subsidiaries or affiliates, to terminate their employment with, or otherwise cease their relationships with (as applicable), the Company or any of its subsidiaries or affiliates.

9.

Remedies Upon Breach.  Employee understands the restrictions in this Agreement are necessary for the protection of the business and goodwill of the Company and Consultant considers them to be reasonable for such purpose.  Any breach of this Agreement is likely to cause the Company substantial and irrevocable damage and therefore, in the event of such breach, the Company, in addition to such other remedies which may be available, will be entitled to specific performance and other injunctive relief, without the posting of a bond.  If Employee violates this Agreement, in addition to all other remedies available to the Company at law, in equity, and under contract, Employee agrees that he is obligated to pay all the Company’s costs of enforcement of this Agreement, including reasonable attorneys’ fees and expenses.

5

ACTIVE/106737552.1

10.	General Provisions.

(a)Governing Law; Arbitration.  This Agreement will be governed by the laws of the State of Delaware.  Employee and the Company agree to submit to mandatory binding arbitration, in Boston, Massachusetts, any and all claims arising out of or related to this Agreement, except that each party may, at its or his option, seek injunctive relief in court in accordance with Section 8 of this Agreement.  EMPLOYEE AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS.  The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect.  The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based.

I.

(a)

(b)Entire Agreement.  The Amended and Restated Executive Employment Agreement (the “Employment Agreement”) to which this Agreement is attached, together with Prior Exhibits and the Equity Documents, as amended (both as defined in the Employment Agreement), set forth the entire agreement and understanding between the Company and Employee relating to the subject matter herein and supersede all prior discussions or representations between us including, but not limited to, any representations made during Employee’s interview(s), whether written or oral.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the President of the Company and Employee.  Any subsequent change or changes in Employee’s duties, or compensation will not affect the validity or scope of this Agreement.  Terms with initial capitalization that are not otherwise defined in this Restrictive Covenants Agreement have the meanings set forth in the Employment Agreement.

(c)Enforcement. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect. If any part of this Agreement is for any reason held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

(d)Successors and Assigns. This Agreement will be binding upon Employee’s heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(e)Notices. Any notices required or permitted hereunder shall be given to the appropriate party at the party’s last known address.  Such notice shall be deemed given upon personal delivery to the last known address or if sent by certified or registered mail, three days after the date of mailing.

6

ACTIVE/106737552.1

(f)Survival.  The provisions of this Agreement shall survive the termination of Employee’s employment for any reason and assignment of this Agreement by the Company to any successor in interest or other assignee.

(g)Headings.  The headings to each section or paragraph of this Agreement are provided for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof.

Employee has read this Restrictive Covenants Agreement and understand its terms.  Employee has completely filled out Exhibit 1 to this Agreement relating to Prior Inventions.

Employee understands that this agreement affects Employee’s rights to Inventions that Employee makes during Employee’s employment with the Company, restricts Employee’s rights to disclose or use Proprietary Information and Third Party Information or subsequent to Employee’s period of employment, and prohibits Employee from competing with the Company and from soliciting Company employees and Business Partners for one year after Employee’s employment is terminated for any reason.

Employee further understands that by signing below, he certifies that he (i) was provided with this Agreement at least ten (10) business days before the effective date of the Agreement and (ii) he has been advised by the Company that he has a right to consult with counsel prior to signing this agreement.

Employee is executing this Agreement voluntarily.

In witness whereof, the undersigned has executed this Agreement as a sealed instrument that shall become effective upon the later of (i) the date this Agreement becomes fully executed by the parties or (ii) ten (10) business days after the Company provided Employee with this Agreement.

Employee

Signature:	/s/ Ercem Atillasoy	Date:	7/14/2020
Print Name:	Ercem Atillasoy
Address:

ACCEPTED AND AGREED TO:
Allovir, Inc.

Signature:	/s/ David Hallal	Date:	7/14/2020

Print Name:	David Hallal

Title:	Chief Executive Officer

7

ACTIVE/106737552.1

EXHIBIT 1

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

x	No inventions or improvements
Additional Sheets Attached

Signature of Employee:	/s/ Ercem Atillasoy

Print Name of Employee: Ercem Atillasoy

Date:	7/14/20

8

ACTIVE/106737552.1

EXHIBIT 2

TERMINATION CERTIFICATION

This is to certify that Employee does not have on a computer or otherwise in Employee’s possession, nor has Employee failed to return, any documents, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, devices, equipment, or other property, or reproductions of any aforementioned items belonging to Allovir, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

Employee further certify that Employee has complied with all the terms of the Company's Restrictive Covenants Agreement signed by Employee, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by Employee (solely or jointly with others) covered by that agreement.

Employee further agrees that, in compliance with the Restrictive Covenants Agreement, Employee will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

Employee further agrees that, for the applicable periods and as otherwise set forth in Restrictive Covenants Agreement, Employee will honor the restrictions on Employee’s activities (directly or indirectly) as set forth therein.

Date:

Ercem Atillasoy

9

ACTIVE/106737552.1